Exhibit 99.1

VIASPACE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

PASADENA, CA —November 14, 2007—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today financial results for the quarter ended September 30, 2007.

Revenues for the third quarter of 2007 were $88,000, as compared with $383,000 in the same quarter of 2006. Gross profit for the third quarter of 2007 was $24,000 compared with $107,000 for the comparable quarter of 2006.

Operating expenses for the third quarter of 2007 were $1,759,000 compared to $1,660,000 in the same quarter of 2006. Included in operating expenses for the third quarter of 2007 was $888,000 of stock option, warrant and restricted stock compensation expense compared with $651,000 for the same period in 2006. Third quarter of 2007 operating expenses included $381,000 in research and development expense and $1,378,000 in selling, general and administrative expense. In the third quarter of 2006, there was $261,000 in research and development expense and $1,399,000 in selling, general and administrative expense. Loss from operations for the third quarter of 2007 was $1,735,000 compared to $1,553,000 in the same quarter of 2006.

Other income/expense including minority interest in consolidated subsidiaries was income of $162,000 for the third quarter of 2007 compared to income of $16,000 for the same period in 2006.

Net loss was $1,581,000 for the third quarter of 2007, compared to net loss of $1,532,000 for the same quarter of 2006. The Company’s loss per basic and fully diluted share was less than $0.01 in the second quarter of 2007 and 2006.

Commenting on third quarter results, Dr. Carl Kukkonen, CEO of VIASPACE said, “VIASPACE Security revenues are down on lower L3 Communications’ revenues due to the near completion of Phase II software development tasks in support of their contract with the Department of Homeland Security.  While VIASPACE Security awaits potential future awards from L3, resources have been shifted to start up the Detection Monitoring Technologies (DMT) radar platform software and hardware sales from its recently announced new teaming agreement. The Company anticipates sales on those new efforts within the next two quarters. Although VIASPACE Energy did not record sales of its VIASENSOR Humidity Sensor in the third quarter, we have received orders and expect revenue on this product line in the fourth quarter. Government contract revenues were lower during this quarter as the contracts for several Phase I and Phase II efforts have ended. We anticipate being awarded a Phase II contract from the US Army by years’ end.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the period ended September 30, 2007, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control